Exhibit 5.1

ROXANNE K. BEILLY, P.A.
907 SE 7th Street
Fort Lauderdale, Florida 33301

August 8, 2024

PetMed Express, Inc.
420 South Congress Avenue
Delray Beach, Florida 33445

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of PetMed Express, Inc., a Florida corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 850,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), under the PetMed Express, Inc. 2024 Omnibus Incentive Plan (the “Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination of the aforesaid records, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. As to all matters of fact, we have relied on the representations and statements of fact made in the records so reviewed, and we have not independently established the facts so relied on. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which the Shares may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act (“FBCA”), as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. This opinion is limited to the effect of the current state of the FBCA and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

ROXANNE K. BEILLY P.A.

By: /s/ Roxanne K. Beilly____
Roxanne K. Beilly